Exhibit 10.9

Base Salaries for Named Executive Officers

The following are the annual base salaries for the named executive officers of Fauquier Bankshares, Inc., effective January 1, 2013:

Randy K. Ferrell	$276,000
Eric P. Graap	$186,000